STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into as of December 1st, 2000, by and between 5TH AVENUE CHANNEL CORP., a Florida corporation (the "Company"), and SEABIRD LIMITED, an Isle of Man company, (the "Optionee").

                             PRELIMINARY STATEMENTS

     A. The Company has engaged the Optionee as a non-exclusive distributor pursuant to the terms of the Marketing Agreement dated as of the date hereof by and between the Company and the Optionee (the "Marketing Agreement").

     B. The Company has determined that it is desirable and in the best interests of the Company to grant to the Optionee an option to purchase shares of the Company's common stock in order to provide the Optionee with an incentive to enter into the Marketing Agreement with the Company and to market certain areas of the Company's business such as but not limited to retail products and programming throughout the European market.

     In consideration of the mutual covenants herein set forth and the execution and delivery of the Consulting Agreement, the parties agree as follows:

                                    AGREEMENT

     A. Preliminary Statements. The foregoing preliminary statements are true and correct and are incorporated herein.

     1. Grant of Option. The Company hereby grants to the Optionee an option (the "Option") to purchase five million (5,000,0000) shares of the Company's common stock (the "Common Stock") that represents approximately 3 percent of the Company's issued and outstanding common stock on the date hereof (the "Shares"), and therefore does not require shareholder or board of directors approval.

     2. Exercise Price. The exercise price per share for the each Share subject to this Option is fifty cents (.50(cent)) in US dollars (the "Exercise Price").

     3. Termination of Option. The unexercised portion of this Option shall automatically and without notice terminate and become null and void on December 1st, 2001.

     6.  Method of Exercising Option.

         (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice given in accordance with the terms of this Agreement. Such notice shall state that the Optionee elects to purchase shares under the Option and the number of shares for which the Option is being exercised, and it shall be signed by the person so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of the Shares
(i)
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in cash; or (ii) by certified or cashier's check.

         (b) If the Option is exercised by a person other than the Optionee, payment shall be accompanied by appropriate proof of the authority of such person to exercise the Option.

         (c) The Company shall cause a certificate or certificates representing the Shares purchased under the Option to be issued as soon as practicable after receipt of the notice of exercise and full payment. The certificate or certificates for such Shares shall be registered in the name of the person exercising the Option. All share certificates shall be delivered to or upon the written order of the person exercising the Option.

         (d) All Shares purchased through the exercise of the Option shall be fully paid and nonassessable and not subject to the preemptive rights of any shareholder.

     7. Registration of Shares. In connection with the filing of any registration statement with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the Company agrees to include in such registration statement the Shares issuable upon exercise of the Option.

     8.  Issuance of Shares.

         (a) The Company shall at all times during the term of the Option reserve and keep available the number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes, if any, with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

         (b) As a condition of any sale or issuance of Shares upon exercise of the Option, the Company may require such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any law or regulation including, but not limited to, the following:

               (i) a representation and warranty by the Optionee, at any time this Option is exercised, that it is acquiring the Shares to be issued to it for investment and not with a view to, or for sale in connection with, the Marketing of any such Shares; and

               (ii) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Company, necessary or appropriate to comply with the provisions of any securities law deemed to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     9. Restriction on Sale of Shares once Purchased. In order for Optionee to sell purchased shares to a private individual or on the open market the shares must be above $2.00 in

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price. If the market price for the shares is below $2.00 then Optionee must obtain unanimous written consent from 1) Melvin Rosen, 2) Maurice Egozi, and 3) Luca Gandino.

     10. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10. Modifications. This Agreement may be modified or amended only by a written instrument executed by all parties hereto.

     11. Attorneys' Fees. In the event of any litigation arising out of or relating to this Agreement, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorneys' fees, including costs and attorneys' fees for all appellate and bankruptcy proceedings, which costs, expenses and fees shall be included in and made a part of any judgment or award rendered in such litigation.

     12. Jurisdiction. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws in the State of Florida, County of Dade.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       COMPANY




                                       /s/ MELVIN ROSEN
                                       -----------------------------------------
                                       Melvin Rosen, CEO/President
                                       5th Avenue Channel Corp.


                                       OPTIONEE

                                       SEABIRD LIMITED



                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:


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